EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-195042) of Reven Housing REIT, Inc. (the “Company”) of our report dated March 29, 2018 with respect to the consolidated financial statements of the Company included in this Annual Report (Form 10-K) for the years ended December 31, 2017 and 2016.

/s/ Squar Milner LLP

Newport Beach, California
March 29, 2018